Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 18, 2010 relating to the successor financial statements for the period from October 14, 2009 to December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009 and of our report dated March 18, 2010 relating to the predecessor financial statements for the year ended December 31, 2008 and the period from January 1, 2009 to October 13, 2009, which appear in NewLead Holdings Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers S.A.
Athens, Greece
March 26, 2010